Exhibit 10.95

December 31, 2008

Eric B. Miller

Executive Vice President and General Counsel

c/o FTI Consulting, Inc.

500 East Pratt Street

Suite 1400

Baltimore, Maryland 21202

Re. Amendment to Letter Agreement.

Dear Eric:

You have previously entered into an offer letter agreement with FTI Consulting, Inc. (the “Company”) on April 26, 2006 (the “Agreement”) pursuant to which you may become entitled to severance benefits from the Company under certain circumstances. In light of recent changes in federal tax law regarding nonqualified deferred compensation, which may potentially cover the severance benefits under the Agreement, the Company is proposing this amendment to the provisions of the Agreement to ensure compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder.

In addition to the proposed amendment to comply with the requirements of Section 409A, it is necessary for the Agreement to be amended to address recent developments related to the “performance-based compensation” exemption under Section 162(m) of the Internal Revenue Code. In general, Section 162(m) disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to each of the chief executive officer and the four other most highly paid executive officers of publicly-held companies (excluding the chief financial officer). Certain modifications to the severance provisions of the Agreements are necessary to preserve the deductibility by the Company of the annual bonus payments made by the Company to you during your employment. The revisions to the severance provisions do not materially alter the economic protections originally intended to be provided to you under the Agreement.

If the provisions of this amendment (as set forth below) are acceptable to you, please sign and date one copy of this amendment in the space provided at the end of this letter and return the same to Joanne F. Catanese, Associate General Counsel and Secretary, for the Company’s records.

The first sentence of the Severance Protection paragraph of the Agreement is hereby deleted in its entirety and replaced with the following:

“In the event that you are terminated without Cause or terminate your employment for Good Reason (i) within three years following the Effective Date of your employment, or (ii) after three years from the Effective Date of your employment during the two year period following a Change of Control, you will be entitled to a cash payment of (i) your then current base salary plus (ii) $700,000 (the “Severance Payment”).”

The Agreement is hereby amended by adding the following provisions at the end thereof to read in full as follows:

“Code Section 409A Compliance.

For purposes of compliance with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), if you notify the Company (with specificity as to the reason therefor) that you believe that any provision of this letter agreement (or of any award of compensation or benefits) would cause you to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company will, with your consent, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A.

A termination of employment will not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this letter agreement, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit will be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service,” and (ii) the date of your death. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this letter agreement will be paid or provided in accordance with the normal payment dates specified for them herein.”

Except as specifically modified herein, the Agreement will remain in full force and effect in accordance with all of the terms and conditions thereof.

Very truly yours,

FTI CONSULTING, INC.

By:	/S/ JACK DUNN

Name:	Jack Dunn

Title:	President & CEO

AGREED AND ACCEPTED:

/S/ ERIC B. MILLER
Signature

Date: December 19, 2008

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